EXIBIT 99 (b)


                             CODE OF BUSINESS ETHICS

                  CORPORATE COMPLIANCE PRINCIPLES AND POLICIES


Purpose and Scope

Legal Club of America Corporation ("Legal Club") policy is that business should be conducted within the highest level of honesty and integrity. From its inception, the Company has required that all its employees conduct themselves according to this high standard of personal and business integrity in their dealings on behalf of the Company and its subsidiaries, in everything affecting the Company's relationships with its clients, customers, banks, and security holders and with others with whom the Company does business. The continued, successful business operation and reputation of the Company is built upon these principles.

This Code of Business Ethics (the "Code") is intended to document the principles of conduct and ethics to be followed by the Company's employees, officers, and directors, including its principal executive officer and its principal financial officer. Personal integrity in the conduct of business is important because each employee, officer and director is a responsible custodian of the Company's reputation.

The Company will expect all its employees, officers, and directors to conduct themselves in accordance with the spirit, as well as the letter, of the principles set forth in this Code. Violations of this Code by an employee, officer or director are grounds for disciplinary action up to and including immediate termination of employment and possible legal prosecution

The purpose of this Code is to:

     o Promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

     o Promote avoidance of apparent of actual conflicts of interest, including disclosure to an appropriate officer or committee of any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

     o Promote full, fair, accurate, timely and comprehensible disclosure in reports and documents that the Company files with the Securities and Exchange Commission and in other public communications made by the Company;

     o Promote compliance with all applicable laws, rules and regulations of Federal, state and local governmental agencies;

     o Promote accountability for adherence to this Code and for the prompt reporting to an appropriate Company officer or Committee of violations of this Code;

     o Promote the Company's longstanding culture of honesty, integrity and accountability

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Business Conduct

     o Employees and officers will at all times deal fairly with the Company's customers, clients, vendors, competitors and co-workers. While we expect employees to advance the interests of the Company, we expect them to do so in a manner that is consistent with the highest standards of personal and business integrity and ethical dealing.
               o Misrepresentation, fraudulent action, or any behavior that denies a customer the full value of the product for which he is paying is prohibited
               o Employees and officers are not allowed to make gifts, loans, or grant favors to representatives of customers (clients) for the purpose of inducing them to compromise their responsibilities to their employers in the Company's behalf.
               o Employees and officers are to refrain from all dealings with competitors for the purpose of setting or controlling prices, rates, trade practices, costs, or any other activity prohibited by Federal and state laws regulating competition.
               o Employees and officers are prohibited from using for their personal advancement and interests, any non-public information involving the Company, its clients, customers, business partners or competitors to which they may receive access in the course of business.
               o Employees and officers are not permitted to harass (sexually or otherwise) another employee or to discriminate against another employee, customer, client, vendor or business partner in any way, including without limitation, by means of ethnic, racial, sexual or religious remarks, animosity, unwelcome sexual advances or requests for sexual favors. The Company has "Zero" tolerance for harassment or discrimination.

     o No employee or officer is to take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair practice.

     o    No employee, officer, or director, will:
               o make it possible for anyone other than the Company to take advantage of an opportunity in any of the Company's areas of business, unless the Company has expressly decided not to attempt to take advantage of the opportunity
               o take personal advantage of any opportunity of which he or she becomes aware, or to which he or she obtains access, through the use of corporate property, information or position;
               o not compete with the Company with regard to specific transactions or opportunities or otherwise use corporate property, information, or position for personal gain.

     o Employees, officers, and directors owe a duty to the Company to advance the Company's legitimate interests whenever the opportunity to do so arises and to protect its assets.


Conflicts of Interest
     o Employees, officers and directors should be free of any conflict of interest or the appearance thereof to assure that independent judgment is exercised with regards to the Company's best interest.

          A "conflict of interest" occurs when an individual's private interest is different from the interests of the Company as a whole. The Company's General Counsel can provide more information and answer questions relating to specific activities that may create conflicts of interest.

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     Conflicts of interest occur:

          o When an employee, officer, or director, or a member of his or her family, benefits personally from a business activity the employee, officer, or director does, or fails to do, that is not in the best interests of the Company,
          o When an employee, officer, or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively
          o When an employee, officer or director, or a member of his or her family, receives personal benefits from an organization or individual, other than the Company, as a result of his or her position in the Company.
          o When an employee, officer, or director engages in any activity that is competitive with the business activities and operations conducted by the Company. Any ownership interest, whether active or passive, in any other voluntary benefits company, legal referral services provider or insurance agency would be considered a competitive activity, other than investments in publicly traded securities that are listed on a recognized securities exchange or securities quotation system.
          o When a full-time employee or officer engages in any part-time employment, business consulting arrangements or other business activities without written approval from the CEO or the Audit Committee (the "Committee").
          o When an employee, officer, or director accepts any gift, favor, or personal incentive of more than one hundred dollars ($100.00) value, or a cash gift of any amount, from a current or prospective client, customer, vendor or any other business partner.
          o When an employee, officer, or director solicits any money, gift, favor, service, or other tangible or intangible benefit or service from any Company employee or any person with which the Company does business, in exchange for anything involving the performance of the person's responsibilities on behalf of the Company, or under circumstances that might impair the employee's, officer's, or director's independent judgment as to what is in the best interests of the Company.
          o When an immediate family member (parent, spouse, child, or related by marriage or any other adult relative living in the same household) of an employee, officer, or director is involved in a business activity with the Company. Any commissions, fees or other remuneration to such family member must be disclosed to and approved in advance by the Committee.

     Reporting Conflicts of Interest

          A situation that creates a conflict of interest or the appearance thereof must be reported promptly.
          o If the person involved is a director or the principal executive officer of the Company, it must be reported to the Committee. If the person involved is someone other than a director or the principal executive officer of the Company, it must be reported to the General Counsel and CEO.
          o If an employee, officer, or director becomes aware of a situation that he or she believes involves a conflict of interest by another employee, officer, or director, the person who becomes aware of the situation must promptly report it to the General Counsel, the CEO or the Committee.
          When there is any question of whether a conflict of interest is present and should be disclosed, all employees, officers, and directors should resolve any doubt in favor of full disclosure.


Financial Integrity and Insider Trading

o Employees, officers, and directors are expected to comply at all times with all applicable Federal, state and local laws, and governmental agencies' rules and regulations.

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o    Employees, officers, and directors are required to comply with the
     Company's Policy "Safeguarding Confidential Information" regarding non-public information, and with all other Company policies applicable to them, or that may be adopted from time to time by the Company, and with any confidentiality provisions in agreements to which they or the Company are parties.
               o Non-public information is information that is (1) not available to the public, (2) and which could affect the market price of the stock and (3) which a reasonable investor would consider important in deciding whether to buy, sell or hold the Company's stock. Non-public information includes: earnings projections, changes in senior management, merger agreements or gain or loss of a substantial customer or business segment.

o Employees, officers and directors are prohibited from trading in the Company's stock or the securities of other companies with which Legal Club may be transacting business, whenever they are in possession of material inside information concerning Legal Club or the other company. This restriction also applies to members of the immediate family of the employees, officers and directors.

o Employees, officers, and directors must maintain confidential all information entrusted to them by the Company, its clients, customers, or business partners, that is treated by the Company its clients, customers or business partners as confidential, except when disclosure is authorized by the Company or legally mandated. Confidential information includes all information that may be used by the Company's competitors, or that could be harmful to the Company, if disclosed

o Employees, officers, and directors are strictly forbidden to use, authorize or condone the use of any "off books" accounting, unrecorded bank accounts or any other financial activity that may be used to distort the Company's operating results and financial position.

o Employees, officers, and directors must ensure that the employees responsible for the integrity of the accounting and financial reporting systems, maintain valid, accurate and complete accounting records prepared in accordance with generally accepted accounting principles and following Company policies.

o Employees, officers, and directors must cooperate fully with the employees responsible for preparing reports filed with the Securities and Exchange Commission and all other materials that are made available to the investing public, to inform them in a timely manner, of all financial information that might have to be disclosed in those reports, or that might affect the way in which the information is disclosed.

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